Exhibit 99.2

FOR IMMEDIATE RELEASE

Zillow Prices Public Offering of Class A Common Stock

SEATTLE, September 6, 2012 — Zillow, Inc. (Nasdaq: Z), the leading real estate information marketplace, announced the pricing of an underwritten public offering of 4,000,000 shares of its Class A common stock at a price of $43.00 per share. A total of 3,425,000 shares are being offered by Zillow, and a total of 575,000 shares are being offered by Richard N. Barton, Lloyd D. Frink, The Frink Descendants’ Trust and the Blachford-Mohit Family Trust. In addition, the underwriters have an option to purchase up to an additional 600,000 shares from Zillow. Zillow will not receive any of the proceeds from the sale of shares by the selling shareholders.

Citigroup is serving as the lead bookrunning manager and representative of the underwriters for the offering. Goldman, Sachs & Co. is serving as a joint bookrunning manager. Allen & Company LLC, Pacific Crest Securities, ThinkEquity LLC and Canaccord Genuity are co-managers for the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Zillow, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer will be made only by means of a prospectus, including a prospectus supplement, forming part of an effective shelf registration statement. Copies of the prospectus supplement and accompanying base prospectus may be obtained, when available, from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220, Attention: Prospectus Department, telephone: 800-831-9146, or Goldman, Sachs & Co. at 200 West Street, New York, New York 10282, Attention: Prospectus Department, by calling (866) 471-2526 or by e-mailing prospectus-ny@ny.email.gs.com.

Forward-Looking Statements

This news release contains forward-looking statements. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Zillow’s current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Zillow’s ability to satisfy the closing conditions required for the consummation of the offering and other risks detailed in the shelf registration statement covering the offering and in the Zillow’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q. These reports can be accessed under the investors tab of Zillow’s website or on the SEC’s website at www.sec.gov. Do not place undue reliance on these forward-looking statements, which speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement, and, except where required by law, Zillow undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.